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                                                            NEWS

FINANCIAL
RELATIONS BOARD


FOR YOUR INFORMATION:              RE:    Tefron Ltd.
                                          Park Azorim
                                          94 Derech Em Hamahavot
                                          Petach Tikvah 49527
                                          Israel
                                          (NYSE:  TFR)

AT THE COMPANY                            AT FINANCIAL RELATIONS BOARD

Gil Rozen                                 Marilynn Meek - General Info. -
Chief Financial Officer                        (212) 827-3773
+972-3-923-0215
Fax:  +972-3-922-9035


               TEFRON LTD. REPORTS FIRE AT SEWING PLANT IN JORDAN

Petach Tikvah, Israel, February 22, 2004 - Tefron Ltd. (NYSE: TFR), one of the world's leading producers of seamless intimate apparel, today reported that a fire had damaged its main sewing plant in Jordan. The fire resulted in loss of inventory and raw materials, and damage to plant and machinery. The Company is transferring production to other facilities. The Company expects that its insurance policies will cover substantially all of the losses resulting from the fire. However, damage from the fire may delay shipment of some goods. The Company does not expect damage or loss from the fire to materially affect its overall sales or profitability.

Tefron manufactures boutique-quality everyday seamless intimate apparel and active wear sold throughout the world by such name-brand marketers as Victoria's Secret, Target, Warnaco/Calvin Klein, The Gap, Banana Republic, Nike, Mervyn's, Patagonia and Adidas, as well as other well known American retailers and designer labels. The company's product line includes knitted briefs, bras, tank tops, boxers, leggings, crop, T-shirts, nightwear, bodysuits, swim wear, beach wear and active-wear. The Company's Healthcare Division manufactures and sells a range of textile healthcare products.


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